Exhibit 99.1

Cyclacel Pharmaceuticals, Inc.

Cyclacel Announces Receipt of NASDAQ Staff Determination;

Company to Request Hearing

BERKELEY HEIGHTS, N.J., February 5, 2016 — Cyclacel Pharmaceuticals, Inc. (NASDAQ: CYCC; CYCCP) (“Cyclacel” or the “Company”) today announced that on February 2, 2016, the Company received a letter from the Listing Qualifications Staff (the “Staff”) of The NASDAQ Stock Market LLC (“NASDAQ”) indicating that the Company had not regained compliance with the $1.00 minimum bid price requirement for continued listing on The NASDAQ Capital Market, as set forth in NASDAQ Listing Rule 5450(a)(1), by the end of the previously granted compliance period that expired on February 2, 2016. As a result, the Staff indicated that the Company would be subject to delisting unless it timely requests a hearing before a NASDAQ Listing Qualifications Panel (the "Panel").

The Company intends to timely request a hearing before the Panel, at which it will present its plan to regain compliance with the minimum bid price requirement, and request a further extension of time to do so. The Panel has the discretion to grant the Company up to an additional 180 calendar days from the date of the Staff’s notice, or until August 1, 2016, to regain compliance with the minimum bid price requirement. The request for a hearing will automatically stay any delisting action pending the issuance of a final decision and the expiration of any further extension granted by the Panel. There can be no assurance that the Panel will grant the Company’s request for continued listing.

About Cyclacel Pharmaceuticals, Inc.

Cyclacel is a biopharmaceutical company developing oral therapies that target the various phases of cell cycle control for the treatment of cancer and other serious diseases. Sapacitabine, Cyclacel's most advanced product candidate, is the subject of SEAMLESS, a Phase 3 trial, which has completed enrollment and is being conducted under an SPA with the FDA as front-line treatment for acute myeloid leukemia (AML) in the elderly, and other indications including myelodysplastic syndromes (MDS). Cyclacel's pipeline includes an oral regimen of seliciclib in combination with sapacitabine in a Phase 1 study of patients with Homologous Recombination (HR) repair-deficient breast, ovarian and pancreatic cancers, including BRCA positive tumors, and CYC065, a novel CDK2/9 inhibitor in a Phase 1 study of patients with solid tumors with potential utility in both hematological malignancies and solid tumors. Cyclacel's strategy is to build a diversified biopharmaceutical business focused in hematology and oncology based on a development pipeline of novel drug candidates. Please visit www.cyclacel.com for more information.

☑ 200 Connell Drive, Suite 1500, Berkeley Heights, New Jersey 07922, USA Tel +1 (908) 517 7330 Fax +1 866 271 3466

☐ Dundee Technopole, James Lindsay Place, Dundee, DD1 5JJ, UK Tel +44 1382 206 062 Fax +44 1382 206 067

www.cyclacel.com – info@cyclacel.com

Forward-looking Statements

This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding, among other things, the efficacy, safety and intended utilization of Cyclacel's product candidates, the conduct and results of future clinical trials, plans regarding regulatory filings, future research and clinical trials and plans regarding partnering activities. Factors that may cause actual results to differ materially include the risk that product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later clinical trials, trials may have difficulty enrolling, Cyclacel may not obtain approval to market its product candidates, the risks associated with reliance on outside financing to meet capital requirements, and the risks associated with reliance on collaborative partners for further clinical trials, development and commercialization of product candidates. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties the Company faces, please refer to our most recent Annual Report on Form 10-K and other periodic and other filings we file with the Securities and Exchange Commission and are available at www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts for Cyclacel Pharmaceuticals, Inc.

Company: Paul McBarron, (908) 517-7330, pmcbarron@cyclacel.com

Investor Relations/Media: Russo Partners LLC, Robert Flamm, (212) 845-4226, robert.flamm@russopartnersllc.com

© Copyright 2016 Cyclacel Pharmaceuticals, Inc. All Rights Reserved. CYC065, sapacitabine and seliciclib are investigational agents not approved for human use by any regulatory agency. The Cyclacel logo and Cyclacel® are trademarks of Cyclacel Pharmaceuticals, Inc.

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